Exhibit 99

NEWS

ANADARKO ANNOUNCES 2013 CAPITAL PROGRAM AND GUIDANCE

HOUSTON, Feb. 20, 2013 – Anadarko Petroleum Corporation (NYSE: APC) today announced details of its 2013 capital program and guidance, and provided additional information regarding its significant U.S. onshore growth opportunities, deepwater and international mega projects and industry-leading exploration program.

“With the outstanding momentum we established in 2012 and the opportunities our deep portfolio provides, we expect 2013 to be one of the best years in our company’s history,” Anadarko President and CEO Al Walker said. “Our 2013 capital investments will focus on projects that generate rates of return between 30 and more than 100 percent in the current commodity-price environment, while spending within cash flow. We expect to deliver sales-volumes growth of approximately five percent, with the year-over-year increase comprised almost entirely of higher-margin oil sales volumes. The projected increase in oil sales volumes will be largely driven by accelerated activity in our Wattenberg and Eagleford horizontal programs and the anticipated ramp up of oil volumes during the year at our El Merk facilities in Algeria.

“Accelerating value by advancing our high-margin deepwater and international oil and LNG (liquefied natural gas) mega projects remains a priority in 2013, and we expect to continue pursuing carry arrangements and opportunistic divestitures to further enhance the capital efficiency of our portfolio,” added Walker. “Following our highly successful 2012 exploration program where we nearly doubled our original targeted resources, we plan to be among the most active deepwater explorers in the world again in 2013. We expect to drill approximately 25 deepwater exploration and appraisal wells this year, including high-potential prospects in the Gulf of Mexico and three potentially play-opening international opportunities.”

2013 CAPITAL PROGRAM AND EXPECTATIONS

Total 2013 capital investments are expected to be in the range of $7.2 to $7.6 billion. This range excludes capital investments associated with Western Gas Partners, LP (NYSE: WES), a separate, publicly traded entity controlled by Anadarko and included in its consolidated financial statements. An approximate breakout of Anadarko’s 2013 capital program is included below:

2013 Capital Expenditures by Area

$7.2 - $7.6 Billion

U.S. Onshore	60%
International	15%
Gulf of Mexico	15%
Midstream/Other	10%

U.S. ONSHORE

The company expects to increase U.S. onshore sales volumes by approximately 10 percent over 2012, increasing sales of higher-margin oil volumes by approximately 30,000 barrels per day. This growth is highlighted by the company’s liquids-rich Wattenberg field, where the company holds significant mineral-interest ownership and is generating rates of return exceeding 100 percent at today’s prices. Anadarko plans to capitalize on these exceptional economics by nearly doubling its horizontal drilling activity in the field. In addition to Wattenberg, Anadarko plans to invest the majority of its 2013 U.S. onshore capital in its major growth plays that generate the highest returns and margins, such as the Eagleford Shale, the East Texas Horizontal play, and the Permian Basin.

The company continues to expand the competitive advantage created by its large and growing midstream infrastructure, facilitating continued growth in its core operating areas. Anadarko expects to significantly improve its price realizations through the addition of 500 million cubic feet per day (MMcf/d) of processing capacity, along with equity positions in key infrastructure projects and contracted pipeline capacity.

GULF OF MEXICO

Anadarko’s 2013 unprecedented activity level in the Gulf of Mexico is under way, with plans to participate in six to eight exploration and appraisal wells during the year. This includes ongoing activity in the Shenandoah mini-basin, where the company already has encountered encouraging results from its Shenandoah appraisal well and the nearby Coronado prospect, with results from the Yucatan prospect expected later this quarter.

The 2013 Gulf of Mexico capital program reflects the benefits of the $556 million carried-interest agreement for the Lucius project, which is expected to fully carry Anadarko’s capital costs through first production. The capital program also includes assumptions for a similar potential carry arrangement associated with the Heidelberg development, which is expected to be sanctioned later this year. To further maximize cost efficiencies at Lucius and Heidelberg, Anadarko is implementing a “design one; build two” approach as it moves forward on the construction of two truss spars, each with capacity of 80,000 barrels of oil per day. Lucius is on schedule to achieve first oil in 2014, and Heidelberg is expected to achieve first oil in 2016.

INTERNATIONAL

In 2013, Anadarko plans to advance large-scale development projects in Algeria, Ghana and Mozambique, as well as continue a very active exploration program consisting of approximately 20 planned deepwater exploration/appraisal wells.

In addition to the anticipated oil production ramp up at El Merk, expansion projects are under way to increase production from the current 110,000 barrels of oil per day at the Jubilee field offshore Ghana. In 2013, Anadarko plans to continue working with its partners and the Ghanaian government to advance the TEN complex, which will be Ghana’s second major deepwater oil development.

In Mozambique, the company continues to advance the massive natural gas resources discovered in the Offshore Area 1 toward first LNG cargoes in 2018. Anadarko and its co-venturers expect to achieve reserve certification in 2013, while continuing to make progress securing oil-linked LNG sales agreements.

During the year, Anadarko expects to test additional opportunities in Mozambique, Kenya and the West African Cretaceous Trend, as well as new areas of activity, including the South China Sea and New Zealand.

2013 GUIDANCE

Additional details about the company’s 2013 guidance and updated hedging positions are provided in the tables attached to this news release.

INVESTOR CONFERENCE CALL

As previously announced, Anadarko will host an investor conference call today at 7:30 a.m. Central Standard Time (8:30 a.m. Eastern Standard Time) to discuss details of this year’s capital program, guidance and worldwide activities. The dial-in number is 855.812.0464 in the United States or 970.300.2271 for international calls. The confirmation number is 88746956. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.anadarko.com. A replay of the call will also be available on the website for approximately 30 days following the call.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2012, the company had approximately 2.56 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to meet financial and operating guidance; to meet the long-term goals identified in this news release; to execute the 2013 capital program; to drill, develop and commercially operate the drilling prospects identified in this news release; and to successfully plan, secure necessary government approvals, finance, build and operate the necessary structure and an LNG park. See “Risk Factors” in the company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Brian Cain, brian.cain@anadarko.com, 832.636.3404

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Brian Kuck, brian.kuck@anadarko.com, 832.636.1397

Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375

Anadarko Petroleum Corporation

Financial and Operating External Guidance

2013 Budget

	1st Qtr Guidance			Total Year Guidance
	Units			Units

Total Sales (MMBOE)	67	-	69	279	-	285

Crude Oil (MBbl/d):	234	-	238	263	-	266

United States	150	-	154	169	-	171
Algeria	49	-	51	59	-	61
Other International	33	-	35	33	-	35

Natural Gas (MMcf/d):

United States	2,550	-	2,650	2,500	-	2,530

Natural Gas Liquids (MBbl/d):

United States	83	-	87	84	-	92

	$ / Unit			$ / Unit
Price Differentials vs NYMEX (w/o hedges)

Crude Oil ($/Bbl):	6.00	-	9.00	5.00	-	8.00

United States	1.00	-	3.00	1.00	-	3.00
Algeria	15.00	-	17.00	12.00	-	15.00
Other International	13.00	-	15.00	10.00	-	13.00

Natural Gas ($/Mcf):

United States	(0.05)	-	(0.15)	(0.05)	-	(0.15)

Anadarko Petroleum Corporation

Financial and Operating External Guidance

2013 Budget

	1st Qtr Guidance			Total Year Guidance
	$ MM			$ MM
Other Revenues:
Marketing and Gathering Margin	30	-	40	155	-	175
Minerals and Other	30	-	40	120	-	140

Costs and Expenses:
	$ / BOE			$ / BOE

Oil & Gas Direct Operating	3.85	-	4.00	3.90	-	4.10
Oil & Gas Transportation/Other	3.55	-	3.75	3.55	-	3.75
Depreciation, Depletion and Amortization	14.50	-	14.75	14.50	-	14.75
Production Taxes (% of Revenue)	7.5%	-	8.5%	7.5%	-	9.5%

	$ MM			$ MM

General and Administrative	275	-	285	1,050	-	1,150
Exploration Expense
Non-Cash	100	-	120	900	-	1,000
Cash	105	-	115	475	-	525
Interest Expense (net)	185	-	190	725	-	735
Other (Income) Expense	15	-	25	75	-	95

Tax Rate:
Algeria (All Current)	45%	-	50%	45%	-	50%
Rest of Company (25% Current for 1Q and 20% for FY)	40%	-	50%	45%	-	55%

Avg. Shares Outstanding (MM)

Basic	501	-	502	502	-	503
Diluted	504	-	505	504	-	505

Capital Investment (Excluding Western Gas Partners, LP)	$ MM			$ MM

APC Capital Expenditures	1,700	-	1,900	7,200	-	7,600

Anadarko Petroleum Corporation

Commodity Hedge Positions (Excluding Natural Gas Basis)

As of February 19, 2013

	Volume (thousand MMBtu/d)	Weighted Average Price per MMBtu
		Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Two-Way Collars
2013 (April - October)	600	n/a	$3.18	$4.00

Fixed Price - Financial
2013	1,185	$4.00

	Volume (MBbls/d)	Weighted Average Price per barrel
		Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2013
Brent	26	$85.00	$105.00	$125.15

Fixed Price - Financial
2013
Brent	61	$108.72
WTI	47	$94.43

	108	$102.50

Interest Rate Derivatives As of February 19, 2013
Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received

Swap	$750 Million	June 2014	June 2024	6.00%	3M LIBOR
Swap	$1,100 Million	June 2014	June 2044	5.57%	3M LIBOR
Swap	$50 Million	Sept. 2016	Sept. 2026	5.91%	3M LIBOR
Swap	$750 Million	Sept. 2016	Sept. 2046	5.86%	3M LIBOR